EXHIBIT 3.1(C)

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                 CYBERADS, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of CYBERADS, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("Corporation"), bearing document number P00000037324, does hereby certify:

         FIRST: The Articles of Incorporation provide for authorization of Five million (5,000,000) shares of Preferred Stock with a par value of $.001 per share, issuable from time to time.


         SECOND: Article V of the Corporation's Articles of Incorporation shall be amended to include the following designation:

                      Series A Convertible Preferred Stock

         The Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be designated as follows:

         1. Designation and Amounts. The designation of this series, which consists of Six Hundred Twenty-Five Thousand (625,000) shares of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock") and the stated value shall be $1.00 per share (the "Stated Value").

         2. Dividends. No dividend or other distribution shall be made to the holders of Common Stock ("Common Stock"), of the Corporation until such time as dividends or other distributions equal to dividends proposed to be paid on the Common Stock shall have been paid to, or funds necessary for such payment shall have been set aside by the Corporation in trust to be available for such payment to, the holders of all Preferred Stock series, unless designated otherwise. All series of Preferred Stock shall share equally the amount of dividends based on the number of shares.

BRIAN A. PEARLMAN, ESQ. FLA BAR #0157023
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Phone No.: (954) 763-1200



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         3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock, holders of each share of all Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the holder's pro rata share of Preferred Stock investment. Holders of all Preferred Stock shall share equally based on the amount of investment (the "Liquidation Amount"), unless designated otherwise. All Preferred Stock series shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the any series of Preferred Stock.

                  If the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, such Preferred Stock holders shall share equally based on the amount of their investment.

                  After the payment of the Liquidation Amount shall have been made in full to the holders of Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock so as to be available for such payments. The holders of the Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

                  The Liquidation Amount shall in all events be paid in cash. Whenever a distribution provided for in this Section 3 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation's Board of Directors.

         4. Voting Rights. The Holders of Series A Convertible Preferred Stock shall be entitled to eight (8) votes for each share of Series A Convertible Preferred Stock held.

         5. Conversion Rights. The holders of the Series A Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series A Convertible Preferred Stock into shares of Common Stock:

                  A. General. Subject to and in compliance with the provisions of this Section 5, any share of the Series A Convertible Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Convertible Preferred Stock shall be initially entitled to receive upon conversion shall be equal to four shares of Common Stock for each share of Series A Convertible Preferred Stock (the "Conversion Ratio"). From time to time the Conversion Ratio may be adjusted as provided herein and the number of shares of Common Stock to which a holder of Series A Convertible Preferred Stock shall be entitled to receive shall also be adjusted by


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multiplying the adjusted Conversion Ratio by the number of shares of Series A
Convertible Preferred Stock held by such holder prior to the event which gave rise to the adjustment of the Conversion Ratio.

                  B. Adjustments to Applicable Conversion Ratio. In the event the Corporation shall (i) make or issue a dividend or other distribution payable in Common Stock; (ii) subdivide outstanding shares of Common Stock into a larger number of shares; or (iii) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio shall be adjusted by multiplying the existing Conversion Ratio by a fraction:

                           (x) the numerator of which shall be the number of
shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock; and

                           (y) the denominator of which shall be the number of
shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock.

                  C. Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5). In each such event, the holder of each share of Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

                  D. Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Conversion Ratio, the Corporation at its expense will furnish each holder of Series A Convertible Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  E. Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Convertible Preferred Stock surrendered conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates

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representing the shares of Series A Convertible Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Convertible Preferred Stock being converted or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Convertible Preferred Stock in accordance with the provision of this Section 5, and cash, as provided in Section 5(F), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Convertible Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Series A Convertible Preferred Stock, other than any taxes payable with respect to income by the holders thereof.

                  F. Cash in Lieu of Fractional Shares. The Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series A Convertible Preferred Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Series A Convertible Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Convertible Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Convertible Preferred Stock being converted.

                  G. Partial Conversion. In the event some but not all of the shares of Series A Convertible Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred which were not converted.

                  H. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.



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         6. Redemption Rights.

                  (a) Optional Redemption. This Corporation shall have the right, but not the obligation, to purchase and redeem all, or any portion, of the then outstanding Series A Preferred Shares at a price of $1.00 per Series A Preferred Share.

                  (b) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series A Preferred Shares to each record holder thereof not more than 60 nor less than 30 days prior to the date on fixed for redemption (the "Redemption Date"). Such notice shall include the date for redemption and the number of Series A Preferred Shares held by such holder to be redeemed.

                  (c) Method of Payment of Redemption Price. This Corporation shall complete the redemption of any Series A Preferred Shares by mailing to the registered holders thereof, on the Redemption Date, an amount in cash out of moneys legally available therefor sufficient to redeem the Series A Preferred Shares held by each such holder, at the Redemption Price, upon surrender by such holders of the certificates evidencing the shares being redeemed, which certificates shall be properly endorsed in blank. In case fewer than the total number of Series A Preferred Shares represented by any certificate are to be redeemed, a new certificate representing the number of unredeemed Series A Preferred Shares shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed Series A Preferred Shares. All rights with respect to such Series A Preferred Shares called for redemption shall cease and terminate on the Redemption Date, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor. All Series A Preferred Shares which are in any manner redeemed or acquired by this Corporation shall be retired and canceled and none of such shares shall be reissued.

                  If the funds of the Corporation legally available for redemption of Series A Preferred Shares on any applicable Redemption Date are insufficient to redeem the total number of Series A Preferred Shares called for redemption, those funds which are legally available shall be used to redeem the maximum possible number of Series A Preferred Shares called for redemption pro rata among the holders of the Series A Preferred Shares. At any time after such redemption that additional funds of the Corporation become legally available for the redemption of Series A Preferred Shares, such funds shall immediately be used to redeem any Series A Preferred Shares theretofore called for redemption pro rata among the holders of the Series A Preferred Shares.

                  (d) Conversion Prior to Redemption. Upon the giving of a written notice from this Corporation of a redemption, and prior to the date fixed by such notice for redemption of the Series A Preferred Shares, a holder of Series A Preferred Shares may elect to convert, prior to redemption, in accordance with this Section, all or a part of the number of Series A Preferred Shares fixed by the notice for redemption from such holder. In such event, the


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         number of Series A Preferred Shares to be redeemed from such holder shall be reduced by the number of shares that the holder of such Series A Preferred Shares shall have elected to convert prior to redemption.

         7. Consolidation, Merger, Exchange, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series A Convertible Preferred Stock shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series A Convertible Preferred Stock.

         8. Reissuance of Certificates. No share or shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares, which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Convertible Preferred Stock accordingly.

         9. Designations of Additional Series. The Board of Directors of the Corporation shall have the right to designate other shares of Preferred Stock having dividend, liquidation, or other preferences equal to, subsequent to or prior to the rights of holders of the Series A Convertible Preferred Stock. Such preferences shall be determined in the resolutions creating such subsequent series.

         10. Vote to Change the Terms of Series A Convertible Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than fifty percent (50%) of the then outstanding Series A Convertible Preferred Stock, shall be required for any change to these Articles of Amendment or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Convertible Preferred Stock.

         12. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Convertible Preferred Stock Certificates, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series A Convertible Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series A Convertible Preferred Stock into Common Stock in which case such Series A Convertible Preferred Stock shall be converted pursuant to the terms of the Articles of Amendment and a preferred stock certificate shall only be issued if required pursuant to the terms hereof.

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         13. Remedies, Characterizations, Other Obligations, Breaches and
Injunctive Relief. The remedies provided in these Articles of Amendment shall be cumulative and in addition to all other remedies available under these Articles of Amendment, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of these Articles of Amendment. The Corporation covenants to each holder of Series A Convertible Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof).

         14. Specific Shall Not Limit General; Construction. No specific provision contained in these Articles of Amendment shall limit or modify any more general provision contained herein. These Articles of Amendment shall be deemed to be jointly drafted by the Corporation and all Buyers and shall not be construed against any person as the drafter hereof.

         15. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Convertible Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         THIRD: The foregoing amendment was adopted pursuant to written consent of the board of directors the Corporation and a majority of the shareholders of the corporation, dated January 22, 2002, in accordance with Sections 607.0821 and 607.0704 of the Florida Business Corporation Act. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.


         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of January 22, 2002.


                                                CYBERADS, INC.



                                                --------------------------------
                                                Robert B. Kline, President



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